                                                                    EXHIBIT 99.1


                              SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT (this "Agreement"), dated as of April 12, 2002, is by and among GYRODYNE COMPANY OF AMERICA, INC. (the "Company"), on the one hand, and SPECIAL K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. ("Special K Fund"), K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. ("K Capital Fund" and together with Special K Fund, the "K Capital Investment Funds"), K CAPITAL PARTNERS, LLC ("K Capital"), HARWICH CAPITAL PARTNERS, LLC ("Harwich"), THOMAS KNOTT and ABNER KURTIN (each of Special K Fund, K Capital Fund, K Capital, Harwich, Messrs. Knott and Kurtin, a "K Capital Party" and collectively, the "K Capital Parties"), on the other hand.

                                    RECITALS

     WHEREAS, Special K Fund is the beneficial owner of 27,781 shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock") and K Capital Fund is the beneficial owner of 181,569 shares of Common Stock;

     WHEREAS, K Capital is principally engaged in the business of providing investment management services to the K Capital Investment Funds and Harwich's principal business is serving as managing member of K Capital.

     WHEREAS, Messrs. Knott and Kurtin are managing members of Harwich;

     WHEREAS, K Capital has notified the Company that it intends to nominate Richard S. Frary and Marvin L. Olshan for election to the Company's board of directors at the Company's 2002 annual meeting of stockholders (the "Annual Meeting") and has filed preliminary proxy materials with the Securities and Exchange Commission to solicit proxies in support of its nominees;

     WHEREAS, the Company and the K Capital Parties have determined that the interests of the Company and its shareholders would best be served by avoiding the substantial expense and disruption that could be expected to result from a proxy contest and any related litigation;

     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                           SALE AND PURCHASE OF SHARES

     1.1 TRANSFER OF SHARES. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 2.1 (the "Closing"), the K Capital Investment Funds shall, sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from the K Capital Investment Funds, 111,000 shares of Common Stock (the "Shares"), free and clear of all Encumbrances.

     1.2 PURCHASE PRICE. The purchase price per Share (the "Purchase Price") shall be $20.25. The Purchase Price shall be paid by the Company at the Closing by wire transfer of immediately available funds to Citibank, New York, Account #388-90774.

                                   ARTICLE II
                                     CLOSING

     2.1 DATE OF CLOSING. The Closing shall take place and may be effected through delivery of documents via facsimile transmission on the date that this Agreement is executed and delivered by all parties hereto. The date on which the Closing is held is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Sections 2.2 and 2.3.

     2.2 DOCUMENTS TO BE DELIVERED BY THE K CAPITAL INVESTMENT FUNDS. At the Closing, the K Capital Investment Funds shall deliver, or cause to be delivered, to the Company the following:

     (a) a Notice of Guaranteed Delivery in the form of Exhibit A hereto, duly executed and completed.

     (b) a letter from the K Capital Investment Funds to the Company in the form of Exhibit B hereto, duly executed by the K Capital Investment Funds and dated as of the Closing Date.

     2.3 DOCUMENTS TO BE DELIVERED BY THE COMPANY. At the Closing, the Company shall deliver to the K Capital Investment Funds the following:

     (a) payment and evidence of the wire transfer referred to in Section 1.2.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE K CAPITAL PARTIES

     The K Capital Parties jointly and severally represent and warrant to the Company that:

     3.1 LEGAL POWER; ORGANIZATION; QUALIFICATION. Each K Capital Party is a natural person or a legal entity of the type set forth opposite such K Capital Party's name on Exhibit C hereto. Each K Capital Party who is a natural person is competent and has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. Each K Capital Party which is not a natural person has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

     3.2 AUTHORIZATION OF AGREEMENT. This Agreement has been duly executed and delivered by each K Capital Party and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each K Capital Party, enforceable against such K Capital Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     3.3 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation by any K Capital Party of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any governing or constitutional document (if such K Capital Party is not a natural person), contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any K Capital Party is a party or by which any K Capital Party is bound or to which the Shares are subject. Consummation by each K Capital Party of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to any K Capital Party or the Shares.

     3.4 OWNERSHIP OF SHARES. Special K Fund is the beneficial owner of 27,781 shares of Common Stock and K Capital Fund is the beneficial owner of 181,569 shares of Common Stock, in each case free and clear of any Encumbrances. Such shares are all of the shares of Common Stock beneficially owned by any of the K Capital Parties or any of their Affiliates. At the Closing, the K Capital Investment Funds will transfer and deliver to the Company good and marketable title to all the Shares, free and clear of any Encumbrances.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the K Capital Parties as follows:

     4.1 LEGAL POWER; ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

     4.2 AUTHORIZATION OF AGREEMENT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each of the K Capital Parties, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.


     4.3 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any governing or constitutional document, contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound. Consummation by the Company of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 TERMINATION OF PROXY CONTEST. The K Capital Parties will not nominate Mr. Frary or Mr. Olshan for election as directors at the Annual Meeting and hereby withdraw the letter dated January 11, 2002 notifying the Company of the K Capital Parties' intention to so nominate Messrs. Frary and Olshan. The K Capital Parties shall cease all solicitation efforts on behalf of Messrs. Frary and Olshan, or any other Person in connection with the Annual Meeting, and shall not vote any proxies which any K Capital Party has solicited in connection with such efforts. Messrs. Frary and Olshan will not stand for election at the Annual Meeting. The K Capital Parties hereby withdraw any and all other demands, requests or notices that they have made to the Company, as applicable, including (but not limited to) the demands set forth in the letters from the K Capital Parties to the Company, dated August 10, 2001, August 17, 2001, August 23, 2001 and February 13, 2002 and any demands made by the K Capital Parties pursuant to
Section 624 of the New York Business Corporation Law. The K Capital Parties shall promptly file an amendment to the K Capital Parties' Schedule 13D to reflect the termination of the proxy contest and the other provisions of this Agreement. Notwithstanding the K Capital Parties' beneficial ownership of the Shares as of the record date previously set for the Annual Meeting, the K Capital Parties hereby agree that they will not vote any shares of Common Stock beneficially owned by them on any matter submitted to a vote of the stockholders of the Company at any time.

     5.2 STANDSTILL. Each of the K Capital Parties jointly and severally agrees that, without the prior written consent of the Board of Directors of the Company expressed in a resolution adopted by a majority of the directors, it shall not, and will cause each of its Affiliates not to, directly or indirectly, by purchase or otherwise, during the period from the date hereof through the tenth anniversary of the date of this Agreement:

     (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the assets or businesses of the Company or any securities of the Company (including, without limitation, any debt, equity or convertible securities) or any rights or options to acquire any such ownership from any Person;

     (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or written consents of shareholders with respect to, securities of the Company, or seek to advise, encourage or influence in any manner whatsoever any Person with respect to the voting of any securities of the Company;

     (c) form, join, or in any way participate in a "group" (within the meaning of Section 13d(3) of the Exchange Act) with respect to any voting securities of the Company;

     (d) arrange, or in any way participate in, any financing for the purchase of any securities or assets of the Company or securities convertible or exchangeable into any securities or assets of the Company;

     (e) otherwise act, whether alone or in concert with others, to seek to propose (with or without conditions) to the Company, or any of its stockholders, any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization, liquidation or similar transaction to or with any other Person or otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, shareholders, board of directors, or policies of the Company;

     (f) solicit, negotiate with, or provide any information to, any Person with respect to a merger, consolidation, business combination, tender or exchange offer, recapitalization, or liquidation of the Company or any other acquisition of the Company, any acquisition of securities or any of the assets of the Company or any other similar transaction;

     (g) call or participate in calling, any special meeting of the stockholders of the Company, or nominate any person for election as a director of the Company, or make any proposal to be considered and/or voted upon at any meeting of the stockholders of the Company, or induce or attempt to induce any other person to initiate any stockholder proposal or director nomination, or discuss or communicate with respect to any matter related to the business or affairs of the Company with the stockholders of the Company;

     (h) execute any written consent as shareholder with respect to the Company or its securities;

     (i) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing matters;

     (j) disclose any intention, plan or arrangement inconsistent with any of the foregoing provisions;

     (k) advise, assist, encourage or participate with any other Person in connection with any action inconsistent with any of the foregoing provisions; or

     (l) publicly disclose any request to amend, waive or terminate any provision of this Agreement.

     5.3 MUTUAL RELEASES. In consideration of the provisions of this Agreement:

     (a) Each of the K Capital Parties (on behalf of itself, each of its Affiliates and each of their respective successors and assigns) hereby releases and forever discharges the Company and each and all of its directors, officers, employees, subsidiaries, agents, representatives, legal and financial advisors and Affiliates, and any heirs, executors, administrators, successors and assigns of any such Persons, from all actions, causes of action, proceedings, suits, claims, debts, damages, judgments, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, remedies, extents, executions, liens, liabilities and demands whatsoever, in law or equity, whether known or unknown, which any of the K Capital Parties and their Affiliates, successors or assigns ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, other than any claims arising out of or relating to the negotiation, execution or performance of this Agreement.

     (b) The Company (on behalf of itself, each of its Affiliates and each of their respective successors and assigns) hereby releases and forever discharges each of the K Capital Parties and each and all of their respective directors, officers, employees, subsidiaries, agents, managers, representatives, legal and financial advisors and Affiliates, and any heirs, executors, administrators, successors and assigns of any such Persons, from all actions, causes of action, proceedings, suits, claims, debts, damages, judgments, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, remedies, extents, executions, liens, liabilities and demands whatsoever, in law or equity, whether known or unknown, which the Company and its Affiliates ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, other than any claims arising out of or relating to the negotiation, execution or performance of this Agreement.

     (c) Nothing in this Agreement shall be deemed to limit, release or waive the right of any party hereto to enforce any and all terms of this Agreement.

     5.4 PRESS RELEASE. Upon execution of this Agreement, the Company shall issue a press release substantially in the form attached hereto with such changes as may be mutually agreed to by the Company and the Representative (as such term is hereinafter defined). None of the parties hereto will make any public statements (including any statements in any filing with the Securities and Exchange Commission or any other governmental agency) that are inconsistent with, or are otherwise contrary to, the statements in the press release.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE COMPANY. Subject to the other terms and conditions of this Agreement, the Company shall indemnify, defend and hold the K Capital Parties harmless from and against any and all Losses based upon, arising out of or resulting from the Company's purchase of the Shares pursuant to this Agreement (other than liability for taxes) or any other matter relating to the negotiation, execution or performance of this Agreement or any of the Transactions.

     6.2 INDEMNIFICATION PROCEDURES.

     (a) Any K Capital Party seeking indemnification hereunder shall give to the Company written notice of any claim or matter which gives rise to a claim for indemnification hereunder, promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article VI, but in any event within thirty (30) days after such K Capital Party has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure of a K Capital Party to give such notice shall not relieve the Company of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Company.

     (b) The Company shall have the right to control and direct, through counsel of its own choosing (which such counsel shall be reasonably acceptable to the K Capital Party), the defense or settlement of any claim, action, suit or proceeding brought by a person who is not a party or an Affiliate of a party to this Agreement (a "Third Party Claim"). The K Capital Party may participate in such defense, but in such case the expenses of the K Capital Party shall be paid by the K Capital Party; provided, however, that the K Capital Party shall have the right to employ, at the Company's expense, one counsel of its choice to represent the K Capital Party, if the K Capital Party is advised by counsel reasonably satisfactory to the Company that there exists any actual or potential conflict of interest between the Company and the K Capital Party. The K Capital Party shall provide the Company with access to its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate fully with the Company in the defense or settlement thereof, and the Company shall reimburse the K Capital Party for all its reasonable out-of-pocket expenses in connection therewith. If the Company elects to direct the defense of a Third Party Claim, then the K Capital Party shall not pay, permit to be paid, or settle any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company, subject to the last sentence of this Section 6.2(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the K Capital Party for such liability. The Company will not settle any claim without the consent of the K Capital Party (such consent not to be unreasonably withheld). If the Company shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from the defense of a Third Party Claim, then the K Capital Party shall have the right to undertake the defense or settlement thereof, at the

Company's expense. If the K Capital Party assumes the defense of any such claim or proceeding pursuant to this Section 6.2(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the K Capital Party shall give the Company prompt written notice thereof, and the Company shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

     6.3 LIMITATIONS.

     (a) In any claim for indemnification under this Agreement, the Company shall not be required to indemnify any K Capital Party for special, exemplary or consequential damages or for any tax (including, without limitation, any excise tax) imposed with respect to payments made under this Agreement, including, without limitation, payment of the Purchase Price for the Shares and any indemnification payment hereunder.

     (b) In any case where a K Capital Party recovers from a Third Party any amount in respect of a matter with respect to which the Company has indemnified it pursuant to this Agreement, such K Capital Party shall promptly pay over to the Company the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Company to or on behalf of the K Capital Party in respect of such matter, and (ii) any amount expended by the Company in pursuing or defending any claim arising out of such matter.

                                  ARTICLE VII
                                  MISCELLANEOUS

     7.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings among the parties arising out of or relating to the subject matter hereof. This Agreement may only be changed by written agreement executed by the parties.

     7.2 GOVERNING LAW. This Agreement and all disputes hereunder shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

     7.3 EQUITABLE RELIEF. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     7.4 NO ADMISSIONS. Neither this Agreement nor any action or acts taken in connection herewith shall constitute an admission of liability or wrongdoing by any of the parties hereto. This Agreement shall be inadmissible for any purpose in any proceeding of any kind, except one to enforce its terms.

     7.5 EXPENSES. Each party shall pay its own costs incident to the negotiation, preparation, performance, and execution of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with the negotiation, preparation, performance and execution of this Agreement. In the event of a dispute regarding the performance of this Agreement, the non-prevailing party shall reimburse the prevailing party the amount the prevailing party's reasonable attorneys' fees, costs and expenses, in addition to any other relief to which the prevailing party may be entitled.

     7.6 FURTHER ASSURANCES. At any time or from time to time after the Closing, the K Capital Parties shall execute and deliver to the Company such other documents and instruments, provide such materials and information and take such other actions as the Company may reasonably request to vest title to the Shares more effectively in the Company.

     7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

     7.8 TIME IS OF THE ESSENCE. The parties hereto agree and acknowledge that time is of the essence in the performance of this Agreement.

     7.9 NO ASSIGNMENTS. No party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto.

     7.10 CONSENT TO JURISDICTION OF SERVICE OF PROCESS; VENUE. Each party hereto hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York in the State of New York (or any appeals court thereof), for any action, claim, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or equity, or by or before any governmental authority ("Actions") arising out of or relating to the Transactions, this Agreement or the breach, termination or validity thereof, (ii) agrees not to commence any Action relating to the Transactions or this Agreement except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice, or document by U.S. registered mail or as otherwise provided in this Agreement shall be effective service of process for any Action brought in any such court, (iv) waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in the courts of the State of New York and of the United States of America located in the County of New York in the State of New York (or any appeals courts thereof) and (v) agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

     7.11 NONDISPARAGEMENT. None of the parties hereto shall make any public statement which is calculated to have the effect or purpose of maligning or disparaging the integrity, management or services of any of the other parties hereto or any of their respective directors, officers, managers, stockholders, limited partners, members or affiliates.

     7.12 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to any of the K Capital Parties, to:

                           K Capital Partners, LLC
                           75 Park Plaza, Box 11
                           Boston, MA 02116
                           Attention: Chief Administrative Officer
                           Telephone:  (617) 646-7700
                           Telecopy: (617) 646-7777

with a copy to:
                           Goodwin Procter LLP
                           53 State Street
                           Boston, MA 02109
                           Attention: Joseph L. Johnson III, P.C.
                           Telephone:  (617) 570-1633
                           Telecopy:  (617) 523-1231

if to the Company, to:

                           Gyrodyne Company of America, Inc.
                           102 Flowerfield Street
                           St. James, NY 11780
                           Attention:
                           Telephone:
                           Telecopy:

with a copy to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY  10038
                           Attention:  Dennis J. Block, Esq.
                           Telephone:  (212) 504-5555
                           Telecopy:  (212) 504-5557

     Section 7.13 K CAPITAL REPRESENTATIVE. Each of the K Capital Parties hereby irrevocably appoints Abner Kurtin as such party's attorney-in-fact and representative (the "Representative"), in such party's place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the K Capital parties, upon any action taken by the

Representative or upon any document, notice, instruction or other writing given or executed by the Representative.


     Section 7.14 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "AFFILIATE" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

     "ENCUMBRANCES" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

     "GOVERNMENTAL ENTITY" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "LOSSES" shall mean any and all losses, costs, claims, obligations, liabilities, awards, judgments, fines, penalties, damages or expenses (including, without limitation, reasonable attorneys' fees).

     "PERSON" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "THIRD PARTY" shall mean any person other than the Company, a K Capital Party or any of their respective Affiliates.

     "TRANSACTIONS" shall mean all the transactions provided for or contemplated by this Agreement.





      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             GYRODYNE COMPANY OF AMERICA, INC.



                             By: /S/ STEPHEN V. MARONEY
                                 ----------------------------------------------
                                 Name: Stephen V. Maroney
                                 Title: President


                             SPECIAL K CAPITAL OFFSHORE MASTER
                                FUND (U.S. DOLLAR), L.P
                             By: K Capital Partners, LLC, its General Partner
                             By: Harwich Capital Partners, LLC, its Managing
                                 Member


                             By: /S/ ROBERT NEEDHAM
                                 ----------------------------------------------
                                 Name: Robert Needham
                                 Title: CAO


                             K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P.
                             By: K Capital Partners, LLC, its General Partner
                             By: Harwich Capital Partners, LLC, its Managing
                                 Member


                             By: /S/ ROBERT NEEDHAM
                                 ----------------------------------------------
                                 Name: Robert Needham
                                 Title: CAO


                             K CAPITAL PARTNERS, LLC
                             By: Harwich Capital Partners, LLC, its Managing
                                 Member


                             By: /S/ ROBERT NEEDHAM
                                 -----------------------------------------------
                                 Name: Robert Needham
                                 Title: CAO

                             HARWICH CAPITAL PARTNERS, LLC


                             By:  /S/ ROBERT NEEDHAM
                                  ----------------------------------------------
                                  Name: Robert Needham
                                  Title: CAO


                                  /S/ THOMAS KNOTT
                                  ----------------------------------------------
                                      THOMAS KNOTT


                                  /S/ ABNER KURTIN
                                  ----------------------------------------------
                                      ABNER KURTIN

                                                                       Exhibit A



                          NOTICE OF GUARANTEED DELIVERY

                                       for

                         111,000 Shares of Common Stock

                                       of

                        GYRODYNE COMPANY OF AMERICA, INC.

                                       to

                        GYRODYNE COMPANY OF AMERICA, INC.

Ladies and Gentlemen:

     The undersigned hereby sells, transfers and conveys to Gyrodyne Company of America, Inc. (the "Company") the number of shares of the Common Stock, par value $1.00 per share, of the Company (the "Shares"), set forth below.




Number of Shares:  111,000                           Name(s) of Beneficial Holder(s): K Capital
                 ------------------                                                   ----------
                                                     Offshore Master Fund (U.S. Dollar), L.P.
                                                     -------------------------------------------
Certificate No(s). (if available):                   Address(es):  c/o K Capital Partners, LLC
                   ----------------                                -----------------------------
                                                     75 Park Plaza, Box 11
-----------------------------------                  -------------------------------------------
                                                     Boston, MA  02116
-----------------------------------                  -------------------------------------------
If shares of Common Stock will be tendered           Area Code and Telephone Number(s):
by book-entry transfer, check one box:                                                    ---------
                                                     (617) 646-7729
                                                     -------------------------------------------
|X|                                                  Signature (s): /S/ ROBERT NEEDHAM
  DTC Transfer                                                      ----------------------------
-----------------------------------

-----
|-|

-----------------------------------

Account Number: DTC 050 - Morgan Stanley             -------------------------------------------
Date:  4/12/02
              ---------------------                  -------------------------------------------


                                    GUARANTEE


     The undersigned, a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, hereby guarantees to deliver to the Company, the certificates representing all Shares in proper form for transfer, or, in the case of book-entry delivery of Shares, a timely confirmation of book-entry transfer of such Shares into an account established by the Company, together with a properly completed and duly executed stock power, with any required signature guarantees, or, in the case of book-entry delivery of Shares, an Agent's Message, within three trading days after the date of execution of this Notice of Guaranteed Delivery.

Name of Firm: Morgan Stanley                                 /S/ NOEL FLYNN
             ------------------------------------------      --------------------------------------------
                                                                              (Authorized Signature)

Address:  1221 Avenue of the Americas                        Title: Vice President
        -----------------------------------------------            --------------------------------------

                                                             Name: Noel Flynn
------------------------------------------------------             --------------------------------------

Area Code and                                                --------------------------------------------
Telephone Number:  (212) 762-5151                                (Please print or type)
                -------------------------------------
                                                             Date:  4/12/02
                                                                  ---------------------------------------

                                                                       Exhibit B


                      [K Capital Partners, LLC Letterhead]




                                 April 12, 2002

Gyrodyne Company of America, Inc.
102 Flowerfield Street
St. James, New York 11780

     The undersigned (the "Seller") hereby acknowledges and agrees as to the following in connection with its sale of 111,000 shares (the "Shares") of common stock, par value $1.00 per share, of Gyrodyne Company of America, Inc. ("Gyrodyne") to Gyrodyne pursuant to that certain Settlement Agreement dated as of April 12, 2002 by and among Gyrodyne, Special K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin.

     1. ACCESS TO INFORMATION. Gyrodyne has advised Seller that Gyrodyne may be in possession of material information regarding Gyrodyne, its results of operations, business, property, plans and prospects (collectively, the "Information"). Such Information could be material to Seller's decision to sell the Shares. Seller acknowledges and agrees that Gyrodyne shall have no obligation to disclose to Seller any such Information.

     2. INVESTIGATION. Seller has conducted its own investigation, to the extent that Seller has determined necessary or desirable, in connection with its sale of the Shares and has determined to enter into and complete such transaction based on, among other things, such investigation. Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against Gyrodyne and its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934), and their respective officers, directors, employees, representatives and agents, relating to or arising out of nondisclosure of the Information.

     3. ACCREDITED INVESTOR. Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and is sophisticated in matters relating to the valuation of securities and the purchase and sale of securities.

     Gyrodyne is irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

                               Yours sincerely,


                               K CAPITAL OFFSHORE MASTER FUND
                                  (U.S. DOLLAR), L.P
                               By: K Capital Partners, LLC, its General Partner
                               By: Harwich Capital Partners, LLC, its Managing
                                   Member


                               By: /S/ ROBERT NEEDHAM
                                   ---------------------------------------------
                                   Name: Robert Needham
                                   Title: CAO


                               SPECIAL K CAPITAL OFFSHORE MASTER
                                  FUND (U.S. DOLLAR), L.P.
                               By: K Capital Partners, LLC, its General Partner
                               By: Harwich Capital Partners, LLC, its Managing
                                   Member


                               By: /S/ ROBERT NEEDHAM
                                   ---------------------------------------------
                                   Name: Robert Needham
                                   Title: CAO

                                                                       Exhibit C




        Name of Entity                                   Type of Entity
-------------------------------------         ----------------------------------
K Capital Partners, LLC                       Delaware limited liability company

Special K Capital Offshore Master Fund        Cayman Islands limited partnership
(U.S. Dollar), L.P.

K Capital Offshore Master Fund                Cayman Islands limited partnership
(U.S. Dollar), L.P.

Harwich Capital Partners, LLC                 Delaware limited liability company

Thomas Knott                                  Natural person

Abner Kurtin                                  Natural person